PROSPECTUS SUPPLEMENT
(To Prospectus dated April 16, 1999)

                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration Number 333-68017

                                  $400,000,000
[LOGO OF MATTEL(R)]

                           SERIES D MEDIUM-TERM NOTES

                               ----------------

Mattel, Inc. may offer from time to time its Series D medium-term notes. The specific terms of any notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following general terms:

 .  The notes will mature in more          .  Interest will be paid on
   than 9 months from the date of            amortizing fixed rate notes
   issue.                                    quarterly on February 15, May 15,
 .  The notes will bear interest at           August 15 and November 15 or
   either a fixed, amortizing fixed          semiannually on May 15 and
   or a floating rate. Floating rate         November 15.
   interest will be based on:             .  Interest will be paid on floating
  .  CD Rate                                 rate notes on the dates specified
  .  Commercial Paper Rate                   in the applicable pricing
  .  Federal Funds Rate                      supplement.
  .  LIBOR                                .  The notes will be held in global
  .  Prime Rate                              form by The Depository Trust
  .  Treasury Rate                           Company, unless otherwise
  .  CMT Rate                                specified.
  .  Any other rate specified in the      .  The notes will not be subject to
     applicable pricing supplement.          redemption and repurchase unless
 .  Interest will be paid on fixed            specified in the applicable
   rate (other than amortizing fixed         pricing supplement.
   rate) notes on May 15 and              .  The notes will be in minimum
   November 15.                              denominations of $1,000,
                                             increased in multiples of $1,000.

                               ----------------

                       Price to         Agents'              Proceeds to
                        Public        Commissions              Company
                       --------       -----------            -----------
Per Note...........      100%         .125%-.750%          99.875%-99.250%
Total..............  $400,000,000 $500,000-$3,000,000 $399,500,000-$397,000,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation will solicit offers to purchase the notes as agents for Mattel, Inc. The agents have agreed to use their reasonable efforts to sell the notes.

                               ----------------

MORGAN STANLEY DEAN WITTER                            CREDIT SUISSE FIRST BOSTON

April 16, 1999

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. We are offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes. In this Prospectus Supplement and the accompanying Prospectus, the "Company," "we," "us" and "our" refer to Mattel, Inc.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                             Prospectus Supplement
Important Currency Exchange Information..................................  S-3
Description of Notes.....................................................  S-4
Foreign Currency Risks................................................... S-24
United States Income Tax Consequences to Holders......................... S-25
Plan of Distribution..................................................... S-33
Validity of Notes........................................................ S-34

                                   Prospectus
Summary..................................................................    3
Where You Can Find More Information......................................    6
The Company..............................................................    7
Use of Proceeds..........................................................    7
Prospectus Supplement....................................................    7
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges and Preferred Stock Dividends...................................    8
Description of Capital Stock.............................................    8
Description of Depositary Shares.........................................   13
Description of Debt Securities...........................................   17
Description of Warrants..................................................   28
Description of Units.....................................................   31
Plan of Distribution.....................................................   32
Legal Matters............................................................   33
Experts..................................................................   33

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

Purchasers must pay for the Notes in U.S. dollars and payments of principal and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement (a "Pricing Supplement") provides that purchasers must pay for the Notes in a currency other than U.S. dollars, including composite currencies such as the European Currency Unit (the "Specified Currencies"), and/or that payments of principal and interest on such Notes will be made in a Specified Currency. Currently, a limited number of facilities in the United States convert U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

If the applicable Pricing Supplement provides for payments of principal and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement. Any Agent may act, from time to time, as Exchange Rate Agent. The costs of such conversion will be borne by the holder of a Note through deductions from such payments.

Reference herein to "U.S. dollars," "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless the applicable Pricing Supplement and the Note specify otherwise.

If any Note is not denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies in which the principal and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

General

We will issue the Notes under the Indenture dated as of February 15, 1996 (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly Chemical Trust Company of California), as trustee (the "Trustee"). The Notes issued under the Indenture will constitute a series under such Indenture. The Notes will rank pari passu with all our other unsecured and unsubordinated indebtedness. We may issue the Notes from time to time in an aggregate principal amount of up to $400,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of our sale of other Debt Securities. For the purpose of this Prospectus Supplement, (i) the principal amount of any Discount Note (as defined below on page S-5) means the Issue Price (as defined below on page S-5) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, Notes will be denominated in Authorized Denominations (as defined below on page S-5).

We will offer the Notes on a continuing basis, as either a Book-Entry Note or a Certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System," Book-Entry Notes will not be issuable as Certificated Notes. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities. See "--Book-Entry System" below.

You may present the Notes for payment of principal and interest, register the Notes for transfer and exchange the Notes at the agency in The City of New York that we maintain for such purpose; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System." On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is Chase Manhattan Bank and Trust Company, acting through its corporate trust office at 101 California Street, Suite 2725, San Francisco, California 94111, attention: Paula Oswald, Assistant Vice President, and the agency maintained by the Trustee in The City of New York for such purposes is the office of the Paying Agent at the following address: Chase Manhattan Bank and Trust Company, c/o The Chase Manhattan Bank, 55 Water Street, North Building, Securities Window 2nd Floor, New York, New York 10041.

The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, interest payment date, maturity, currency or composite currency and principal amount and any other terms on which we will issue each Note.

The following terms in this Prospectus Supplement have the following meanings:

"Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement, (i) with respect to Notes denominated in U.S. dollars, U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000 and (ii) with respect to Notes denominated in foreign or composite currencies, the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency as published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance.

"Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, New York, or San Francisco, California, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, (a) not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency (which in the case of the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Euro"), shall be London and Luxembourg) and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency, and (iii) with respect to LIBOR Notes, a London Banking Day. Unless otherwise specified in the applicable Pricing Supplement, "London Banking Day" means any day (i) if the Index Currency (as defined below) is other than the Euro, on which dealings in deposits in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is the Euro, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

"Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of the Notes, regularly scheduled interest shall be payable. Such Interest Payment Date shall be specified in the applicable Pricing Supplement.

The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

Payment Currency

If the applicable Pricing Supplement provides for payments of principal or interest on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note or otherwise, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately
11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

If the principal or interest on any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to us for making payments thereof due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then we will be entitled to satisfy our obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

Interest and Principal Payments

We will pay interest to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. We will make the initial interest payment on a Note on the first Interest Payment Date falling after the date the
Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement.

We will make U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if we redeem or repay a Note prior to maturity), by check mailed to the address of the person entitled thereto as shown on the Note register. We will make U.S. dollar payments of principal and interest upon maturity, redemption or repayment in immediately available funds against your presentation and surrender of the Note. Notwithstanding the foregoing, (a) the

Depository, as holder of Book-Entry Notes, will be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of U.S. $10,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date will be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15 calendar days prior to the applicable Interest Payment Date. If a
Note is denominated in a Specified Currency other than U.S. dollars, we will, subject to clause (b) of the third sentence of this paragraph, make payments of interest by wire transfer of immediately available funds to an account maintained by the holder of the Note with a bank located outside the United States if the Paying Agent receives appropriate wire transfer instructions in writing not less than 15 calendar days prior to the applicable Interest Payment Date. If the Paying Agent does not receive such wire transfer instructions, or the holder is not eligible to receive payments of interest by wire transfer pursuant to clause (b) of the third sentence of this paragraph, such interest payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register.

Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency having the right under such Notes to elect and electing to receive payments of principal or interest in a currency other than U.S. dollars must notify the Participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity, in the case of principal, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such Participant must notify the Depository (as defined below under "--Book-Entry System") of such election on or prior to the third Business Day after such Record Date. The Depository will notify the Paying Agent of such election on or prior to the fifth Business Day after such Record Date. If complete instructions are received by the Participant and forwarded by the Participant to the Depository, and by the Depository to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States; otherwise, the beneficial owner will receive payments in U.S. dollars.

Certain Notes, including Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Income Tax Consequences to Holders--Original Issue Discount" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note will be limited to the sum of (a) the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus (b) the original issue discount amortized from the date of issue to the date of declaration, which amortization will be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

Fixed Rate Notes

Each Note bearing interest at a fixed rate (a "Fixed Rate Note") will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "--Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, we will make payments of interest on Fixed Rate Notes other than Amortizing Notes (as defined) semiannually on each May 15 and November 15 and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, we will make payments of principal of and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, either quarterly on each February 15, May 15, August 15 and November 15 or semiannually on each
May 15 and November 15, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. We will apply payments with respect to Amortizing Notes first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. We will provide a table setting forth repayment information in respect of each Amortizing Note to the original purchaser and, upon request, to subsequent holders.

If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, we will make the interest payment on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date. If the maturity (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, we will make the payment of interest and principal on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date (or date of redemption or repayment).

Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates we will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by us from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that we have agreed to issue.

Floating Rate Notes

Each Note bearing interest at a floating rate (a "Floating Rate Note") will bear interest from the date of issuance until we pay or make available for payment the principal at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below in the next paragraph). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by California law or other applicable state law, as the same may be modified by United States law of general application.


Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be:

  .  in the case of Floating Rate Notes that reset daily, each Business Day;

  . in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week;

  . in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week, except as provided below;

  . in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

  . in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

  . in the case of Floating Rate Notes that reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and

  . in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement.

The interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate"). Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

Except as provided below, unless otherwise specified in the applicable Pricing Supplement, we will pay interest on Floating Rate Notes as follows:

  . in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement;

  . in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December;

  . in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and

  . in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement.

If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes will be the amount of interest accrued from and including the date of issue or from and including the last date in respect of which interest has been paid, but excluding the Interest Payment Date or maturity date or date of redemption or repayment.

With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

Unless otherwise stated in the applicable Pricing Supplement, the calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes shall be Chase Manhattan Bank and Trust

Company. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for LIBOR Notes will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Treasury Rate Notes will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

Interest rates will be determined by the Calculation Agent as follows:

CD Rate Notes

CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "CDs (Secondary Market)."

The following procedures will be followed if the CD Rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement under the caption "CDs (Secondary Market)."

  . If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000.

  . If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

Commercial Paper Rate Notes

Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Interest Determination Date"), the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper--Nonfinancial."

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

  . In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

  . If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

  . If the dealers selected by the Calculation Agent are not quoting offered rates as mentioned above, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest
     Determination Date.

"Money Market Yield" shall be a yield calculated in accordance with the following formula:

                         Money Market Yield =  D X 360
                                              ---------- X 100
                                              360-(D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

Federal Funds Rate Notes

Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Interest Determination Date"), the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds/Effective."

  . If such rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with the Company) prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date.

  . If the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Interest Determination Date.

LIBOR Notes

LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

  . As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designed in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency (as defined) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement), or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described below.

  . With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

"Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

"Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified. If the U.S. dollar is the Index Currency, LIBOR will be determined as if Page 3750 had been specified. "Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits).

Prime Rate Notes

Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Interest Determination Date"), the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan."

The following procedures will be followed if the Prime Rate cannot be determined as described above:

  . If the rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date.

  . If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime 1 Page for the Prime Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with the Company).

  . If fewer than two such rates appear on the Reuters Screen US Prime 1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates.

  . If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Interest
     Determination Date.

"Reuters Screen US Prime 1 Page" means the display designated as page "US Prime 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note ( a "Treasury Interest Determination Date"), the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as such rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "AVGE INVEST YIELD."

The following procedure will be followed if the Treasury Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate on such Treasury Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

  . In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement.

  . If the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate then in effect on such Treasury Interest Determination Date.

CMT Rate Notes

CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for:

  (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Interest Determination Date; and

  (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs.

The following procedures will be used if the CMT Rate cannot be determined as described above:

  . If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

  . If such rate is no longer published, or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

  . If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

  . If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

  . If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

  . If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date.

If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

"Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Renewable Notes

We may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless we extend the maturity of all or any portion of the principal amount in accordance with the procedures described below. On the May 15 and November 15 Interest Payment Dates in each year (unless we specify different Interest Payment Dates in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), we will extend the maturity of the Renewable Notes to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice of such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, we may not extend the maturity of the Renewable Notes beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a holder may not make a revocation during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

We may redeem the Renewable Notes in whole or in part at our option on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

Extension of Maturity

The Pricing Supplement relating to each Note (other than an Amortizing Note) will indicate whether we have the option to extend the maturity of such Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If we have such option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

We may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) our election to extend the maturity of such Note;
(b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), we may, at our option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between us and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

If we elect to extend the maturity of an Extendible Note, the holder of such Note will have the option to require us to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "--Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

Indexed Notes

We may issue the Notes, from time to time, with the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. We will describe specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations in the applicable Pricing Supplement.

Book-Entry System

Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of a nominee of the Depository. Book-Entry Notes will not be exchangeable for Certificated Notes, except under the circumstances described in the Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System." Certificated Notes will not be exchangeable for Book-Entry Notes and will not otherwise be issuable as Book-Entry Notes.

A further description of the Depository's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities--Payment of Interest and Exchange--Global Debt Securities and Book-Entry System." The Depository has confirmed to us, each Agent and the Trustee that it intends to follow such procedures.

Payments on Amortizing Notes

Amortizing Notes are securities for which payments of principal and interest are made in installments over the life of the security. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

Optional Redemptions

The Pricing Supplement will indicate that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at our option. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise provided in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

Repayment at the Noteholders' Option; Repurchase

If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the third Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and such form duly completed are received by the Paying Agent by such third Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

If a Note is represented by a Global Security, the Depository's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depository's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depository.

We may purchase Notes at any price in the open market or otherwise. Notes that we purchase may be held, resold or surrendered to the relevant Trustee for cancellation.

                             FOREIGN CURRENCY RISKS

This Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement do not describe all the risks of an investment in Notes denominated in, or the payment of which is related to the value of, a foreign currency or a composite currency. We disclaim any responsibility to advise prospective purchasers of those risks as they exist at the date of this Prospectus Supplement or as those risks may change in the future. Prospective investors should consult their own financial and legal advisors as to such risks. Foreign Currency Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Exchange Rates and Exchange Controls

Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, we would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes--Payment Currency."

With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Governing Law and Judgments

The Notes will be governed by and construed in accordance with the laws of the State of California. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court of the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars.

                UNITED STATES INCOME TAX CONSEQUENCES TO HOLDERS

The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID" and the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets, within the meaning of
Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, Holders who are not U.S. persons, or Holders whose functional currency (as defined in Code Section 985) is not the United States dollar. Finally, this summary does not discuss Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term "Holder" means an owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other holder whose ownership of a Note is effectively connected with the conduct of a trade or business in the United States.

Payments of Interest

Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, for accrual basis and other electing taxpayers, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "-- Original Issue Discount." Special rules governing the treatment of interest paid with respect to Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes, Currency Indexed Notes, Notes providing for payments of principal or interest linked to commodity prices, equity indices or other factors, are discussed below.

Original Issue Discount

In General. A Note which is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (a "Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have OID. Holders of Notes with a de minimis amount of OID will generally include such OID in income, as capital gain, on a pro rata basis as principal payments are made on the Note. If a Note has certain interest payment characteristics (e.g. interest holidays, interest payable in additional Notes or stepped interest rates), then the Note may also be treated as having OID for federal income tax purposes even if such Note was issued at an issue price which does not otherwise result in OID.

A Holder of Notes issued with OID will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Notes that mature more than one year from their date of issuance will be required to include OID in income for federal income tax purposes as it accrues, regardless of such Holder's method of accounting, in accordance with a constant yield method based on a compounding of interest, which may precede the receipt of cash payments attributable to such income. The amount of OID which accrues in an accrual period is an amount equal to the excess (if any) of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), over (b) the sum of the qualified stated interest payments, if any, allocable to the accrual period. Under this method, Holders of Discount Notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Discount Note." In general, a cash method Holder of a short-term Discount

Note is not required to accrue OID for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include OID in income on such short-term Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

Notes issued with OID permitting redemption prior to maturity may be subject to rules that differ from the general rules discussed above. Purchasers of such Discount Notes should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased Note.

The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single Holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the related Pricing Statement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing OID.

Floating Rate Notes. Under the OID Regulations, Floating Rate Notes are subject to special rules whereby a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates,
(ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, (c) it provides that a qualified floating rate or objective rate in effect at any time is set at the current value of that rate, and (d) except as provided under (a) above, it does not provide for any contingent principal payments.

A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate
Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note, and is not reasonably expected as of the Issue Date to cause the yield on the Floating Rate Note to differ significantly from the expected yield determined without the restriction. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property (within the meaning of Section 1092(d)(1)). However, an objective rate does not include a rate based on information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g. the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Floating Rate Note that provides for stated interest as either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or
(ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. Moreover, the amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described under this paragraph.

In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" (i.e., one that provides for interest other than qualified stated interest) will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Floating Rate Note. The OID Regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument, and a Holder of the Floating Rate Note will account for such OID and qualified stated interest as if the Holder held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note will be treated as a contingent payment debt instrument. Generally, if a Floating Rate Note is treated as a contingent payment debt instrument, interest payments thereon will be treated as "contingent interest" payments. Under the OID Regulations, any contingent interest on a Floating Rate Note is includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period is determined by estimating a projected payment schedule for the Floating Rate Note and applying daily accrual rules similar to those for accruing OID on Notes issued with OID (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. We will provide notice in the applicable Pricing Supplement that a particular Note will be treated as a contingent payment debt instrument and will describe its proper federal income tax treatment.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above, in accordance with the Holder's method of accounting for federal income tax purposes as described therein. A Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any OID previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

Subject to the discussion under "--Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss except to the extent that gain represents accrued market or acquisition discount not previously included in the Holder's taxable income (see "-- Original Issue Discount" above), and will generally be taxable as short-term or long-term capital gain or loss depending on whether the Note has been held for more than twelve months. Holders who are individuals are taxed on long term capital gains at a maximum rate of 20% (and in some cases, possibly 18% in taxable years beginning after December 31, 2000). Prospective purchasers of Notes should consult their tax advisors concerning the tax consequences of a sale, exchange or other disposition of a Note.

Amortizable Bond Premium

If a Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Foreign Currency Notes

The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

A Holder who uses the cash method of accounting for tax purposes and who receives a payment of qualified stated interest (including any portion of sales proceeds received with respect to accrued interest) in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. For IRS reporting purposes the Company generally will determine such U.S. dollar value as of the date such payment is made. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

In the case of accrual method Holders and Holders of Discount Notes, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including OID) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss, if any, with respect to the foreign currency payment of such accrued interest (including any portion of sales proceeds received with respect to accrued interest) on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment when received (or, where a Holder receives U.S. dollars, the amount of such payment received) and the U.S. dollar value of interest income that has accrued during the accrual period for which the payment is received (as determined above). A Holder may elect to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of an accrual period spanning two taxable years, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

OID and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

If a Note was issued with amortizable bond premium and a Holder has made an election to amortize such premium under Section 171 of the Code, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal. Any amount not taken into account upon a redemption prior to maturity may be deducted as an ordinary loss. Any loss realized on the sale, redemption, exchange, retirement or other taxable disposition of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium.

A Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note determined on the date of purchase. In the event of any subsequent adjustment to such Holder's basis, the amount of the adjustment will be the U.S. dollar value of the foreign currency amount of the adjustment determined on the date of the adjustment. A Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on date of purchase.

Gain or loss realized upon the sale, redemption, exchange, retirement or other taxable disposition of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense, except to the extent provided in Internal Revenue Service administrative pronouncements. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar amount value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and the U.S. dollar value of the accrued interest, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will generally be capital gain or loss except, in the case of gain on a a short-term Discount Note, to the extent of any OID not previously included in the Holder's income.

A Holder will have a tax basis in any foreign currency received on the sale, redemption, exchange, retirement or other taxable disposition of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, redemption, exchange, retirement or other taxable disposition. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

Extension of Maturity

The extension of the maturity of a Note pursuant to its original terms may be viewed as a taxable exchange if the extension of the final maturity date is considered a significant modification as defined under Section 1.1001-3 of the Regulations.

Notes Linked to Commodity Prices, Equity Indices or Other Factors

The United States federal income tax consequences to a holder of the ownership and disposition of Indexed Notes and Notes that are exchangeable into the stock or a debt instrument of another issuer may vary depending on the exact terms of the Notes. Such Notes will generally be treated as contingent payment debt instruments. See the discussion of contingent payment debt instruments in "-- Floating Rate Notes," above. Holders intending to purchase such Notes should refer to the discussion relating to taxation in the applicable Pricing Supplement.

Backup Withholding

Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including the accrual of OID, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if (i) the Holder fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number,
(ii) the Company is notified by the Internal Revenue Service ("IRS") that the Holder furnished an incorrect TIN, (iii) the Company is notified by IRS that the Holder has failed to properly report payments of interest and dividends or
(iv) the Holder fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement between us and the Agents, the Notes are being offered on a continuous basis by us through Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation (individually, an "Agent" and collectively, the "Agents"), who have agreed to use reasonable efforts to solicit offers to purchase Notes. We will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. We will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an order to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold; provided, however, that commissions with respect to Notes maturing more than thirty years from the date of issue will be negotiated.

We may sell Notes directly to investors. In this case, no underwriters or agents would be involved. No commission will be payable on Notes we sell directly to investors.

We may accept offers to purchase Notes through other agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement with the Agents. Any other additional agents will be named in the applicable Pricing Supplement.

If we sell Notes to an Agent as principal, it will purchase the Notes for its own account at a discount to be agreed upon by us and the Agent at the time of sale. Unless otherwise stated in the applicable Pricing Supplement, the discount will be within the range of .125% to .750% of the principal amount per Note. The Agents may resell the Notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In addition, the Agents may offer Notes they have acquired as principal to other dealers. The Agents may sell Notes to any dealer at a discount and that discount will not be in excess of the discount received by the Agent from us, unless specified in the applicable Pricing Supplement. The obligations of the Agents to purchase the Notes as principal will be subject to certain conditions. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes, in the open market. Finally, the Agents may reclaim selling concessions allowed to any agent or a dealer for distributing the Notes in the offering, if the Agents repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization.

Underwriters, dealers, and agents that participate in the distribution of the Notes may be underwriters as defined in the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the Notes by them may be treated as underwriting discounts and commissions under the Act. We have agreements with the Agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the Agents may be required to make. Agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We do not intend to apply for listing of the Notes an a national securities exchange. The Agents have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations. However, the Agents are not obligated to do so and may discontinue making a market at any time. We cannot assure you as to the liquidity of the trading market for the Notes.

                               VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Irell & Manella LLP, Los Angeles, California, counsel for the Company, or such other attorney as we may designate, and for the Agents by O'Melveny & Myers LLP, Los Angeles, California. Ronald M. Loeb, of counsel to the law firm of Irell & Manella LLP, is a Director of the Company and is the beneficial owner of 86,295 shares of the Company's Common Stock, including 2,500 shares of the Company's Common Stock which may be acquired immediately upon the exercise of options.

[LOGO OF MATTEL, INC.(R)]

By this prospectus, we may offer:

                                  COMMON STOCK

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                DEBT SECURITIES

                                    WARRANTS

          UNITS CONSISTING OF TWO OR MORE OF THE FOREGOING SECURITIES

These securities will have an aggregate initial offering price of up to $400,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer these securities separately or together in any combination and as separate series.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 16, 1999

You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Where You Can Find More Information......................................   6
The Company..............................................................   7
Use of Proceeds..........................................................   7
Prospectus Supplement....................................................   7
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges and Preferred Stock Dividends...................................   8
Description of Capital Stock.............................................   8
Description of Depositary Shares.........................................  13
Description of Debt Securities...........................................  17
Description of Warrants..................................................  28
Description of Units.....................................................  31
Plan of Distribution.....................................................  32
Legal Matters............................................................  33
Experts..................................................................  33

                                    SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" on page 6 for information on our Company and our financial statements.

Mattel, Inc.

Our Company designs, manufactures, and markets a broad variety of children's products on a worldwide basis through both sales to retailers and direct to consumers. Our business is dependent in great part on our ability each year to redesign, restyle and extend existing core products and product lines, to design and develop innovative new products and product lines, and to expand our marketing capability. We plan to continue to focus on our portfolio of brands which have fundamental play patterns and have historically had worldwide appeal, have been sustainable, and have delivered consistent profitability. Our portfolio of brands can be grouped in the following four categories:

  . Girls--including Barbie(R) fashion dolls and accessories, collector dolls, software, Fashion Magic(R), American Girl(R), Cabbage Patch Kids(R), and Polly Pocket(R);

  . Infant and Preschool--including Fisher-Price(R), Disney preschool and plush, Power Wheels(R), Sesame Street(R), See 'N Say(R), Magna Doodle(R), and View-Master(R);

  .  Entertainment--including Disney, Nickelodeon(R), games, and puzzles; and

  . Wheels--including Hot Wheels(R), Matchbox(R), Tyco(R) Electric Racing, and Tyco(R) Radio Control.

The Securities We May Offer

We may offer up to $400,000,000 of any of the following securities: common stock, preferred stock, depositary shares, debt securities, warrants and units consisting of two or more of the foregoing securities. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices, and terms of these securities.

Common Stock

We may offer from time to time shares of common stock. Holders of common stock are entitled to receive dividends, if any, declared by our Board of Directors (subject to rights of preferred stock holders). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights. Holders of common stock have cumulative voting rights.

On February 7, 1992, we established a preference share purchase rights plan and declared a dividend of one right for each share of common stock outstanding. During the term of the preference share purchase rights plan, any shares of common stock we issue will be accompanied by preference share purchase rights. Generally, the rights will only be exercisable when we learn that a person has acquired or has the right to acquire more than 20% of our outstanding common stock. The preference share purchase rights plan makes it more difficult to acquire large amounts of common stock or to cause a change of control of the Company without offering to our stockholders a purchase price for their shares that our Board of Directors thinks is fair.

Preferred Stock

We may offer from time to time shares of preferred stock in one or more series and will determine the dividend, voting, and conversion rights, and other provisions at the time of sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Depositary Shares

We may offer from time to time depositary receipts for the depositary shares, which represent fractional shares of a series of preferred stock. Holders of depositary receipts relating to the depositary shares will receive any cash dividends or other cash distributions, if any, payable on the preferred stock and will vote according to the rights designated on the preferred stock.

Debt Securities

We may offer from time to time unsecured general obligations of our Company in the form of either senior or subordinated debt securities. Senior debt includes our notes, debt, and guarantees that are for money borrowed and are not subordinated in right of payment to our other debt obligations. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments only after the senior debt payments.

We have summarized the general features of the debt. We encourage you to read the indenture which governs the debt. A copy of the indenture can be found as
Exhibit 4.1 to our Current Report on Form 8-K dated April 11, 1996.

The following are general indenture provisions that apply to senior and subordinated debt.

  . The indenture does not limit the amount of debt that we may issue or provide a holder with any protection from the consequences of a highly leveraged transaction involving our Company.

  . If we redeem any debt that is convertible into our capital stock, your right to convert that debt into our capital stock will expire on the redemption date.

  . The indenture allows us to merge or to consolidate with another company, or sell all or substantially all of our assets to another company. If these events occur, the other company, or the surviving company in a merger or consolidation, will be required to assume our responsibilities on the debt.

  . Upon our request to change an obligation created by the indenture, the indenture provides that the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. But to change the payment of principal or interest or the maturity date and for certain other matters, every holder in that series must consent.

  . Under certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

The following are events of default under the indenture:

  .  Failure to pay principal when due.

  .  Failure to make sinking fund payments when due.

  .  Failure to pay interest for 30 days.

  . Failure to perform covenants for 60 days after receipt of notice to cure.

  . Acceleration of, or failure to pay, at least $25,000,000 in principal amount of our other debt not cancelled or paid within 30 days after notice.

  . Any other event of default relating to a specific offering of debt securities and set forth in the prospectus supplement for those debt securities.

If there is an event of default, the trustee or holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this action.

Warrants

We may offer from time to time warrants for the purchase of common stock, preferred stock, debt securities, or depositary shares. We may offer warrants independently or together with common stock, preferred stock, debt securities, or depositary shares.

Units

We may offer from time to time units consisting of two or more of the foregoing securities. The title of any series of units, the constituent securities, and the price of the units will be described in a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. The information filed by us with the SEC in the future will update and supersede all or some of the information that we have included in this Prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until our offering is completed.

  (i)   Our Annual Report on Form 10-K for the year ended December 31, 1998;

  (ii) Our Current Reports on Form 8-K filed February 2, 1999, March 5, 1999, April 8, 1999 and April 16, 1999 [two reports];

  (iii) Our joint proxy statement and prospectus filed with the SEC on Form S-4 dated March 26, 1999;

  (iv) The description of our Series C Mandatorily Convertible Redeemable Preferred Stock and Series C Depositary Shares set forth in our and Tyco Toys, Inc.'s joint proxy statement and prospectus filed with the SEC on Form S-4 dated February 14, 1997; and

  (v) The description of our Common Stock contained in our Current Report on Form 8-K filed with the SEC on November 17, 1998.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

    Corporate Secretary
    Mattel, Inc.
    333 Continental Boulevard
    El Segundo, California 90245-5012
    (310) 252-2000

                                  THE COMPANY

Our Company designs, manufactures, and markets a broad variety of children's products on a worldwide basis through both sales to retailers and direct to consumers. Our business is dependent in great part on our ability each year to redesign, restyle and extend existing core products and product lines, to design and develop innovative new products and product lines, and to expand our marketing capability. We plan to continue to focus on our portfolio of brands which have fundamental play patterns and have historically had worldwide appeal, have been sustainable, and have delivered consistent profitability. Our portfolio of brands can be grouped in the following four categories:

  . Girls--including Barbie(R) fashion dolls and accessories, collector dolls, software, Fashion Magic(R), American Girl(R), Cabbage Patch Kids(R), and Polly Pocket(R);

  . Infant and Preschool--including Fisher-Price(R), Disney preschool and plush, Power Wheels(R), Sesame Street(R), See 'N Say(R), Magna Doodle(R), and View-Master(R);

  .  Entertainment--including Disney, Nickelodeon(R), games, and puzzles; and

  . Wheels--including Hot Wheels(R), Matchbox(R), Tyco(R) Electric Racing, and Tyco(R) Radio Control.

We were incorporated in California in 1948 and reincorporated in Delaware in 1968. Our executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone number (310) 252-2000.

                                USE OF PROCEEDS

We will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of common stock, acquisitions, additions to working capital and capital expenditures. We may invest the net proceeds not required immediately in short-term marketable securities.

                             PROSPECTUS SUPPLEMENT

The prospectus supplement for each offering of securities will contain the specific information and terms for that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to read both the prospectus and the prospectus supplement before you invest.

   RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

Our unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated are set forth below.

                                                           For the Years
                                                      Ended December  31,(a)
                                                      ------------------------
                                                      1998 1997 1996 1995 1994
                                                      ---- ---- ---- ---- ----
Ratio of earnings to fixed charges(b)................ 4.62 4.90 5.40 5.09 4.49
Ratio of earnings to combined fixed charges and
 preferred stock dividends(b)........................ 4.35 4.47 5.09 4.84 4.21

--------
(a) The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for 1994 through 1997 have been restated for the effects of the March 1997 merger of Tyco Toys, Inc. into our Company, which was accounted for as a pooling of interests.

(b) The ratio of earnings to fixed charges is computed by dividing earnings, which consist of income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates, by fixed charges. Fixed charges consist of the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) that is estimated to represent the interest factor in such rentals. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges plus dividends on our Company's outstanding shares of preferred stock during the indicated period.

                          DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain matters with respect to our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read the more detailed provisions of the Company's Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), the Rights Agreement (as defined below) and the Deposit Agreement (as defined below) carefully.

General

We may offer Common Stock, Preferred Stock and Preference Stock. As of the date of this prospectus, we have authorized 1,000,000,000 shares of Common Stock, 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock. No other classes of capital stock are authorized under our Certificate of Incorporation. The issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No Preference Stock is currently outstanding.

Common Stock

Holders of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by our Board of Directors (the

"Board of Directors") out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Common Stock may share ratably in our net assets after payment of liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth ( 128/37,500ths as adjusted to reflect a series of stock splits) of a share of our Series E Junior Participating Preference Stock (the "Series E Preference Shares"). There are 2,000,000 shares of Series E Preference Shares authorized for issuance and our Board of Directors has reserved 1,924,900 shares for issuance upon exercise of such rights. There are currently no Series E Preference Shares outstanding and none will be issued other than upon the exercise of Rights described below. See "--Description of Preference Share Purchase Rights."

The registrar and transfer agent for the Common Stock is BankBoston, N.A.

Description of Preference Share Purchase Rights

On February 7, 1992, the Board of Directors declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on February 17, 1992 (the "Record Date") to the stockholders of record on that date. At the date the dividend was declared and paid, each Right entitled the registered holder to purchase from the Company one one-hundredth of a Series E Preference Share at a price per share of $150 (the "Purchase Price"), subject to adjustment. Subsequent to the Record Date, and pursuant to the terms of the Rights, the number of shares of Series E Preference Shares purchasable from the Company upon exercise of a Right was adjusted from one one-hundredth to 128/37,500ths of a share of Series E Preference Shares, reflecting a series of stock splits in the underlying Common Stock. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between us and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights pertaining to such Rights (the "Summary of Rights") attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the

Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without notation about the rights or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, we will mail separate certificates evidencing the Rights ("Right Certificates") to holders of record of the Common Stock as of the close of business on the Distribution Date (except for the Acquiring Person or other holder who caused the Distribution Date to occur) and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless we extend the Final Expiration Date or we redeem or exchange the Rights before the Final Expiration Date, in each case as described below.

The Purchase Price payable, and the number of Series E Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preference Shares, (ii) upon the grant to holders of the Series E Preference Shares of certain rights or warrants to subscribe for or purchase Series E Preference Shares at a price, or securities convertible into Series E Preference Shares with a conversion price, less than the then-current market price of the Series E Preference Shares or (iii) upon the distribution to holders of the Series E Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series E Preference Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of Series E Preference Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivision, consolidation or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Series E Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Series E Preference Share will be entitled to a minimum preferential quarterly dividend payment of the greater of (i) $1 per share and
(ii) an aggregate dividend of 292.969 (as adjusted) times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series E Preference Shares will be entitled to a preferential liquidation payment of the greater of (i) $100 per share and (ii) an aggregate payment of
292.969 (as adjusted) times the payment made per share of Common Stock. Each Series E Preference Share will have 292.969 (as adjusted) votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series E Preference Share will be entitled to receive 292.969 (as adjusted) times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Series E Preference Shares' dividend, liquidation and voting rights, the value of the fractional interest ( 128/37,500ths, as adjusted) in a Series E Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth (128/37,500ths, as adjusted) of a Series E Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series E Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth (128/37,500ths, as adjusted) of a Series E Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preference Shares on the last trading date prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0034133 per Right (as adjusted) (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to us to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Stock for or pursuant to the terms of any such plan or
(e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by our shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by our Board of Directors since the Rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

Preferred Stock

Our Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock or Preference Stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Other than as set forth herein, there are no shares of Preferred Stock or Preference Stock currently outstanding, and none are reserved for issuance except for the Series E Preference Stock reserved for issuance upon exercise of the Rights.

Series C Mandatorily Convertible Redeemable Preferred Stock; Series C Depositary Shares

We have issued and outstanding 771,920 shares of Series C Preferred Stock. In addition, there are 19,298,000 Series C Depositary Shares outstanding. The shares of Series C Preferred Stock are represented by Series C Depositary Shares, each such share representing one twenty-fifth of a share of Series C Preferred Stock. Subject to the terms of a deposit agreement, each owner of a Series C Depositary Share is entitled proportionately to all the rights and preferences of the Series C Preferred Stock represented thereby, and subject, proportionately, to all of the limitations of the Series C Preferred Stock represented thereby, contained in the Certificate of Designation related to the Series C Preferred Stock summarized below.

Holders of Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends from the issue date, accruing at the rate per share of 8.25% per annum. The Series C Preferred Stock has a liquidation preference of $125 per share. On July 1, 2000 (the "Mandatory Conversion Date"), each outstanding share of Series C Preferred Stock will automatically convert into (i) 13.5753 shares of Common Stock (the "Mandatory Conversion Rate"), and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to (1) the right of the Company to redeem the Series C Preferred Stock on or after July 1, 1999 (the "First Call Date") and before the Mandatory Conversion Date and (2) the conversion of the Series C Preferred Stock to

Common Stock at the option of the holder at any time before the Mandatory Conversion Date. The Mandatory Conversion Rate is subject to adjustment in certain circumstances. The shares of Series C Preferred Stock are not redeemable prior to the First Call Date. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company may redeem, in whole or in part, the outstanding Series C Preferred Stock. Shares of Series C Preferred Stock are convertible in whole or in part, at the option of the holder thereof at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at the rate of the greater of (i) the number of shares of Common Stock equal to the quotient of the Call Price (as defined in the Certificate of Incorporation) in effect on the applicable redemption date, divided by the Current Market Price (as defined in the Certificate of Incorporation) of the Common Stock and (ii) 10.0159 (which rate is subject to adjustment). The holders of Series C Preferred Stock have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock. Each share of Series C Preferred Stock is entitled to 12.219 votes. The holders of Series C Preferred Stock and Common Stock vote together as one class on such matters except as otherwise provided by law or by the Certificate of Incorporation of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

The following is a description of certain provisions of the Deposit Agreement (as defined below), the Depositary Shares and the Depositary Receipts. Because the following is only a summary, it does not contain all the information that may be important to you. You should review the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock, copies of which will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

General

We may, at our option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event we exercise such option we will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of the Preferred Stock as described below. Currently, there are 19,298,000 Series C Depositary Shares outstanding. See "Description of Capital Stock--Series C Mandatorily Convertible Redeemable Preferred Stock; Series C Depositary Shares."

We will deposit the shares of any series of the Preferred Stock represented by Depositary Shares under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company we select (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. We will distribute Depositary Receipts to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related prospectus supplement.

Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts. However, there may be no market for the underlying Preferred Stock and once the underlying Preferred Stock is withdrawn from the Depositary, it may not be redeposited.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the Preferred Stock will be made available to holders of Depositary Receipts.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption at least 30 and no more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by us in respect of any accumulated but unpaid dividends. Whenever we redeem shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be considered outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any moneys or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may be amended by agreement between us and the Depositary in any respect which we and the Depositary may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated only after (a) all outstanding Depositary Shares relating thereto have been redeemed and the accumulated and unpaid dividends, together with all other moneys and property, if any, have been paid or distributed or provision therefor has been duly made, (b) there has been a final distribution following any liquidation, dissolution or winding up of the Company, or (c) all outstanding Depositary Shares have been converted (if convertible) into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from us which are delivered to the Depositary and which we are required to furnish to the holders of the Preferred Stock or Depositary Receipts.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the Depositary nor any of its agents nor any registrar nor we will be
(a) liable if any of them or we are prevented or delayed by law or any circumstance beyond their or our control in performing their or our obligations under the Deposit Agreement, (b) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (c) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They and we may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF DEPOSITARY

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                         DESCRIPTION OF DEBT SECURITIES

We may offer debt securities (the "Debt Securities") that will be issued pursuant to an indenture, dated as of February 15, 1996 (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly Chemical Trust Company of California), as Trustee (the "Trustee"). The Indenture may be supplemented by supplemental indentures in order to issue new Debt Securities, change the provisions of the Indenture or alter previously issued Debt Securities. The following is a summary of certain provisions of the Indenture and does not contain all the information that may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture was filed as Exhibit 4.1 to our Current Report on Form 8-K dated April 11, 1996. See "Where You Can Find More Information."

General

The Debt Securities will either rank equally with all of our other unsecured and unsubordinated indebtedness or be subordinated to our other debt obligations. The prospectus supplement will provide whether the Debt Securities will rank equally with other unsecured indebtedness or are subordinated to our other debt obligations.

The Indenture does not limit the amount of Debt Securities that we may issue. We may issue the Debt Securities in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

  (1) the title;

  (2) any limit on the aggregate principal amount of a particular series;

  (3) the date or dates that principal is payable;

  (4) the rate or rates of interest and, if applicable, the method used to determine the rate or rates of interest, if any, the date or dates from which interest will accrue, the dates that interest will be payable and the record date for the payment of interest;

  (5) the place or places where principal and interest will be payable, or the method of such payment;

  (6) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

  (7) our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof and the period, price and terms and conditions for redemption or repurchase;

  (8) the denominations, if other than denominations of $1,000 and any integral multiple thereof;

  (9) the amount of principal that will be payable upon acceleration, if other than the entire principal amount;

  (10) the currency of denomination;

  (11) the designation of the currency or currencies in which payment of principal and interest will be made;

  (12) if payments of principal or interest are to be made in a currency other than the denominated currency, how the exchange rate will be determined;

  (13) how the payments of principal or interest will be determined if by reference to an index based on a currency or currencies other than originally denominated or by reference to a commodity, commodity index, stock exchange index or financial index;

  (14) any subordination provisions;

  (15) any provision for conversion or exchange;

  (16) if such Debt Securities are to be issued upon the exercise of warrants, the authentication and delivery provisions;

  (17) the provisions, if any, relating to any security provided for such Debt Securities;

  (18) any addition to or change in the Events of Default and any change in the acceleration provisions;

  (19) any addition to or change in the covenants;

  (20) any other terms that will not be inconsistent with the provisions of the Indenture;

  (21) whether the Debt Securities will be in bearer or registered form; and

  (22) any depositaries, interest rate calculation agents, exchange rate agents or other agents other than those originally appointed. (Indenture
  (S) 2.1 and (S) 2.2).

Payment of Interest and Exchange

Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository ("DTC" or the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable prospectus supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

Certificated Debt Securities. A holder may transfer or exchange Certificated Debt Securities at the Trustee's office or paying agencies in accordance with the terms of the Indenture. There will not be a service charge for any transfer or exchange of Certificated Debt Securities, but we may require a holder to pay any tax or other governmental charge payable in connection with the transfer or exchange. A holder will not be able to exchange Certificated Debt Securities for Book-Entry Debt Securities, except under the circumstances described below under "Global Debt Securities and Book-Entry System." (Indenture (S)(S) 2.4 and 2.7)

The transfer of Certificated Debt Securities and the right to the principal and interest on such Certificated Debt Securities will occur only after the surrender of the old certificate representing such Certificated Debt Securities and either we or the Trustee (i) reissue the old certificate to the new holder or (ii) issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System. We will register each Global Debt Security representing Book-Entry Debt Securities in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("Participants") or persons that may hold interests through Participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such Participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

We understand, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that we, the Trustee and our respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents, declarations or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture (S) 2.14.6)

We will make payments of principal and interest on Book-Entry Debt Securities to the Depository or its nominee, as the case may be, as the registered holder of the Global Debt Security. (Indenture (S) 2.14.5) Neither we, the Trustee or any of our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depository, upon receipt of any payment of principal or interest on a Global Debt Security, will immediately credit Participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such Participant as shown on the records of such Depository. We also expect that payments by Participants to owners of beneficial interests in Book-Entry Debt Securities held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

If (i) the Depository is unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, (ii) we determine not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities or
(iii) an event shall have happened and be continuing which is or after notice or lapse of time or both, would be an Event of Default, we will issue Certificated Debt Securities in exchange for such Global Debt Security or Securities. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

DTC has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. It was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the SEC.

No Protection In the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the Debt Securities will not contain any provisions that protect the holders of the Debt Securities in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company). (Indenture (S)5.1 and (S)5.2).

Certain Covenants of the Company

Limitation on Liens. We shall not and shall not permit any Subsidiary to create, assume or suffer to exist any Lien (as defined in "Certain Definitions" below) upon any of the their respective property or assets, except for:

  (1) Liens existing on the date of the Indenture or arising under the Indenture;

  (2) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the Indenture if limited to the same property subject to, and securing not more than the amount secured by, the Lien extended, renewed or replaced;

  (3) Liens on Current Assets (as defined in "Certain Definitions" below) (or on any promissory notes received in satisfaction of any of our or our Subsidiaries' accounts receivable, which immediately prior to such satisfaction, was subject to such Lien) securing Indebtedness (as defined in "Certain Definitions" below) incurred to finance working capital requirements, provided, however, that the Indebtedness secured by such Lien does not mature later than 36 months from the date incurred;

  (4) certain Liens incurred in the ordinary course of business;

  (5) Liens on property that are in existence at the time we or our Subsidiaries acquire such property (including by reason of a merger or consolidation), provided that such Liens (A) are not incurred in connection with, or in contemplation of, the acquisition of the property acquired except as permitted in (6) below and (B) do not extend to or cover any of our or our Subsidiaries' property or assets other than the property so acquired;

  (6) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or improvement of or construction costs related to such property, provided that no such Lien shall extend to or cover any property other than the property being acquired or improved;

  (7) any interest or title of a lessor in the property subject to any Capitalized Lease or Sale/Leaseback Transaction that is permitted under the restrictions described below under "--Limitation on Sale/Leaseback Transactions"; or

  (8) other Liens securing Indebtedness in an aggregate principal amount which, together with the aggregate outstanding principal amount of all our and our Subsidiaries other Indebtedness secured by Liens permitted by this subsection (8), and the aggregate amount (before deducting expenses) of the Sale/Leaseback Transactions which would otherwise be permitted under the restrictions described below in clause
  (i) under the caption "--Limitation on Sale/Leaseback Transactions," does not at the time any such Lien is incurred exceed ten percent of the Consolidated Net Tangible Assets (as defined) as shown in our latest audited consolidated balance sheet.

Limitation on Sale/Leaseback Transactions. We shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction, unless either (i) we or such Subsidiary would be permitted to incur Indebtedness in a principal amount equal to or exceeding the amount (before deducting expenses) of such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction and remain in compliance with subsection (8) under "--Limitation on Liens" above; or (ii) we or such Subsidiary, within 90 days after the effective date of such Sale/Leaseback Transaction, apply or unconditionally agree to apply to the retirement of Indebtedness an amount equal to the greater of the net proceeds of the Sale/Leaseback Transaction or the fair value, in the opinion of our Board of Directors, of such property at the time of such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease subject to such Sale/Leaseback Transaction).

Merger, Consolidation, or Sale of Assets. We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless (i) we are the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all of our obligations under the Debt Securities and the Indenture, and (iii) immediately after such transaction no Event of Default exists.

Certain Definitions

Set forth below are certain significant terms which are defined in Section 1.1 of the Indenture:

"Capitalized Lease" means any lease of property where the obligations under the lease are required to be classified and accounted for as a capitalized lease on a balance sheet of such lessee under generally accepted accounting principles.

"Consolidated Net Tangible Assets" means the total amount of our and our Subsidiaries' assets on a consolidated basis (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups occurring after January 1, 1988 of capital assets (excluding in any case write-ups in connection with accounting for acquisitions in conformity with generally accepted accounting principles), after deducting therefrom (i) all our and our Subsidiaries' current liabilities, (ii) all investments in unconsolidated Subsidiaries and in persons which are not our Subsidiaries (except, in each case, investments in marketable securities) and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible items, all as set forth on our and our Subsidiaries' most recently available consolidated balance sheet, prepared in conformity with generally accepted accounting principles.

"Current Assets" means any of our or any of our Subsidiaries' assets that would be classified as a current asset on our audited consolidated balance sheet prepared, in accordance with generally accepted accounting principles, on the date any Lien on such asset is incurred.

"Discount Security" means any Debt Security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

"Indebtedness" means, with respect to any person, and without duplication:

  (1) any liability of such person (A) for borrowed money, or (B) for any letter of credit for the account of such person supporting obligations of such person or other persons, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (D) for the payment of money relating to a Capitalized Lease;

  (2) any liability of others described in the preceding clause (1) that the person has guaranteed or that is otherwise its legal liability; and

  (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and
  (2) above.

"Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Sale/Leaseback Transaction" means any arrangement with any person (other than us or any of our Subsidiaries) providing for our or any of our Subsidiaries leasing of any property which has been or is to be sold or transferred by us or such Subsidiary to such person or to any person (other than us or any of our Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

"Subsidiary" of any specified person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

EVENTS OF DEFAULT

The following will be Events of Default under the Indenture with respect to Debt Securities of any series:

  (a) default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

  (b) default in the payment of principal when due;

  (c) default in the deposit of any sinking fund payment, when and as due;

  (d) default in the performance or breach of any of our other covenants or warranties in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture;

  (e) unless the terms of such series otherwise provide, an event of default under any Indebtedness for money borrowed by us (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary (or the payment of which is guaranteed by us or a Subsidiary), whether such Indebtedness or guarantee now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and
  (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding;

  (f) certain events of bankruptcy, insolvency or reorganization; and

  (g) any other Event of Default that is described in the prospectus supplement accompanying this prospectus. (Indenture (S) 6.1).

The occurrence of an Event of Default would constitute an event of default under certain of our existing bank lines. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture would constitute an event of default under certain of our other indebtedness.

If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) by a notice in writing to us (and to the Trustee if given by the holders), and upon such declaration such principal shall be immediately due and payable. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, if we have paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture (S) 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the prospectus supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture (S) 7.1(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series; provided that (a) such direction will not conflict with any law or the Indenture, (b) the Trustee may take any other action that is not inconsistent with such direction; and (c) the Trustee will have the right to decline any such direction if the Trustee in good faith determines that the proceeding would involve the Trustee in personal liability. (Indenture (S) 6.12)

No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture (S) 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such holder. (Indenture (S) 6.8)

The Indenture requires that within 90 days after the end of each of its fiscal years we furnish to the Trustee a statement as to compliance with the Indenture. (Indenture (S) 4.3) If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of Debt Securities or publish in an authorized newspaper (if bearer securities are outstanding) notice of a Default or Event of Default within 90 days after it occurs or when the Trustee learns of such Default or Event of Default. The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities.
(Indenture (S) 7.5)

Modification and Waiver

Modifications to, and amendments of, the Indenture may be made by us and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby:

  (a) change the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver;

  (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security;

  (c) reduce the principal or change the maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

  (d) waive a Default or Event of Default in the payment of the principal or interest on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration);

  (e) make the Debt Security payable in currency other than that stated in the Debt Security;

  (f) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal and interest on such Debt Securities, waivers of past defaults, securities in a foreign currency and the currency in which a judgment will be rendered; or

  (g) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture (S) 9.3)

The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with provisions of the Indenture other than certain specified provisions. (Indenture (S) 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indenture (S) 6.13)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

Defeasance and Discharge. The Indenture provides that we may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series and to maintain paying agencies and the treatment of funds held by paying agents) upon our deposit with the Trustee, in trust, of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things,
(a) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if such discharge would cause said Debt Securities to be de-listed as a result thereof. (Indenture (S) 8.3)

Defeasance of Certain Covenants. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) we may omit to comply with certain covenants, including the restrictive covenants described above under the caption "Certain Covenants of the Company"; and (ii) the Events of Default described in clause (e) of the first paragraph under "Events of Default" shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture (S) 8.4)

Defeasance and Events of Default. In the event we exercise our option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but need not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

Conversion Into Capital Stock of the Company

If and to the extent set forth in the Indenture and described in the applicable prospectus supplement, any portion of the principal amount of any Debt Securities of any series that is $1,000 or an integral multiple thereof may be converted into shares of our Common Stock and/or Preferred Stock at any time prior to redemption (if applicable) or maturity, following the date set forth in the applicable prospectus supplement. The specific class of our capital stock into which Debt Securities are convertible and the other terms pertaining to such conversion right will be set forth in the applicable prospectus supplement.

Concerning the Trustee

We maintain banking relationships in the ordinary course of business with one or more affiliates of the Trustee.

                            DESCRIPTION OF WARRANTS

We may offer Warrants for the purchase of Debt Securities ("Debt Warrants"), Preferred Stock ("Preferred Stock Warrants"), Depositary Shares ("Depositary Share Warrants"), or Common Stock ("Common Stock Warrants"). Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between us and a bank or trust company, as Warrant Agent, all as set forth in the applicable prospectus supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as our agent in connection with the Warrant Agreement or any certificates evidencing the Warrants ("Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements and the forms of Warrant Certificates representing the Warrants will be filed by a post-effective amendment to the Registration Statement or incorporated by reference in connection with the offering of any Warrants. Because the following is a summary of certain provisions of the forms of Warrant Agreements and Warrant Certificates, it does not contain all information that may be important to you. You should read all the provisions of the Warrant Agreements and the Warrant Certificates if and when they are filed as described above.

General

If Warrants are offered, the applicable prospectus supplement will describe the terms of such Warrants, including, in the case of Warrants for the purchase of Debt Securities (the "Underlying Debt Securities"), the following, where applicable: (i) the title and aggregate number of such Debt Warrants; (ii) the title, rank, aggregate principal amount, denominations, and terms of the Underlying Debt Securities; (iii) the currencies in which such Debt Warrants are being offered; (iv) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the exercise price, or the manner of determining such price, at which and currencies in which such Debt Securities may be purchased; (v) the time or times, or period or periods, in which such Debt Warrants may be exercised and the date (the "Expiration Date") on which such exercise right shall expire; (vi) United States federal income tax consequences; (vii) the terms of any right to redeem or accelerate the exercisability of such Debt Warrants; (viii) the offering price of such Debt Warrants; and (ix) any other terms of such Debt Warrants.

In the case of Warrants for the purchase of Preferred Stock (the "Underlying Preferred Stock") or Depositary Shares (the "Underlying Depositary Shares"), the prospectus supplement will describe the terms of such Warrants, including where applicable: (i) the title and aggregate number of such Preferred Stock Warrants or Depositary Share Warrants; (ii) the specific designation and stated value per share and any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights of the Underlying Preferred Stock or Underlying Depositary Shares; (iii) the number of shares of Preferred Stock or Depositary Shares that may be purchased on exercise of each Preferred Stock Warrant or Depositary Share Warrant; (iv) the exercise price or

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manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Preferred Stock Warrants or Depositary Share Warrants exercisable at one time;
(v) our rights to redeem or accelerate the exercisability of such Preferred Stock Warrants or Depositary Share Warrants; (vi) the time or times, or period or periods, in which the Preferred Stock Warrants or Depositary Share Warrants may be exercised and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Preferred Stock Warrants or Depositary Share Warrants.

In the case of Common Stock Warrants, the prospectus supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Common Stock Warrants; (ii) the number of shares of Common Stock that may be purchased on exercise of each Common Stock Warrant; (iii) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Common Stock Warrants exercisable at one time;
(iv) our rights to redeem or accelerate the exercisability of such Common Stock Warrants; (v) the time or times, or period or periods, in which the Common Stock Warrants may be exercised and the Expiration Date; (vi) United States federal income tax consequences; and (vii) any other terms of such Common Stock Warrants.

Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of Warrant Certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Prior to the exercise of any Debt Warrants, Preferred Stock Warrants, Depositary Share Warrants or Common Stock Warrants, holders of such Warrants, as such, will not have any of the rights of holders of the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, respectively, purchasable upon such exercise, including (i) in the case of Debt Warrants, the right to receive payments of principal of or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or (ii) in the case of Preferred Stock, Depositary Shares and Common Stock Warrants, the right to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock, Depositary Shares or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, together with certain information

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set forth on the reverse side of the Warrant. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and such Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be.

Modifications

The Warrant Agreements and the terms of the Warrants may be modified or amended by us and the Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the Warrants.

We and the Warrant Agent may also modify or amend the Warrant Agreement and the terms of the Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected thereby; provided that no such modification or amendment that accelerates the Expiration Date, increases the exercise price, reduces the number of outstanding Warrants held by holders required to consent to any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Warrants, may be made without the consent of each holder affected thereby.

Preferred Stock, Depositary Shares and Common Stock Warrant Adjustment

The terms and conditions on which the exercise price of and/or the number of shares of Preferred Stock, Depositary Shares or Common Stock covered by a Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, respectively, are subject to adjustment in the manner be set forth in the Preferred Stock Warrant Certificate, Depositary Share Warrant Certificate or Common Stock Warrant Certificate, as the case may be, and the applicable prospectus supplement. Such terms will include (i) provisions for adjusting the exercise price of and/or the number of shares of Preferred Stock, Depositary Shares or Common Stock covered by such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be; (ii) the events requiring such adjustment; (iii) the events upon which we may, in lieu of making such adjustment, make proper provisions so that the holder of such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be, upon exercise thereof, would be treated as if such holder had exercised such Preferred Stock Warrant, Depositary Share Warrant or Common Stock Warrant, as the case may be, prior to the occurrence of such events; and
(iv) provisions affecting exercise if certain events affecting the Preferred Stock, Depositary Shares or Common Stock.

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                              DESCRIPTION OF UNITS

We may offer Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a prospectus supplement which will (i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (v) provide information with respect to book-entry procedures, if any; (vi) discuss applicable United States federal income tax considerations relating to the Units; and (vii) set forth any other terms of the Units and their constituent Securities.

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                              PLAN OF DISTRIBUTION

We may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents.

If underwriters are used in the sale, the underwriters will acquire the Securities for their own account and the Securities may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered by a prospectus supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell Securities directly or through agents designated by us. Unless indicated in the prospectus supplement, any such agent is acting on a reasonable efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will not be subject to any conditions except that the purchase by an institution of the particular Securities shall not at delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. Underwriters will not have any responsibility for the validity of such arrangements or the performance by us or such institutional investors.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions, under the Securities Act. Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of the offered Securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

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                                 LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by the law firm of Irell & Manella LLP, Los Angeles, California. Ronald M. Loeb, of counsel to such firm, is a Director of the Company and is the beneficial owner of 86,295 shares of Common Stock, including 2,500 shares of Common Stock which may be acquired immediately upon the exercise of options. Certain legal matters will be passed upon for any underwriters or agents by the law firm of O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

Our financial statements as of December 31, 1998 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus from our Annual Report on Form 10-K have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, in reliance upon the authority of said firm as experts in accounting and auditing and, with respect to the historical financial statements of Tyco Toys, Inc., for the year ended December 31, 1996, in reliance on the report of Deloitte & Touche LLP, independent auditors, in reliance upon the authority of said form as experts in accounting and auditing.

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                            [LOGO OF MATTEL, INC.(R)]